Exhibit 10.26
INTRA GROUP LOAN AGREEMENT

1.	Date of Agreement as of December 11, 2009 (the "Agreement Date")

2.	Parties:

(a)          AGFEED INDUSTRIES, INC., a company formed under the laws of the British Virgin Islands and having its registered office at Akara Bldg., 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (“AgFeed”).

(b)          HYPOR AGFEED BREEDING COMPANY INC. an equity joint venture corporation existing under the laws of PRC and having its registered office at [address, address,] China (the “Affiliate”)

3.	Definitions

In this Agreement the following words and phrases shall bear the following meanings:

Acceleration Event means an event declared by a Party to be an Acceleration Event in accordance with Clause 11.1 hereof;

Agreement means this document, stating the terms and conditions agreed to by the Parties, including and forming an integral part thereof, the Schedules attached hereto;

Amount means the Loan as the same may be reduced or increased from time to time in accordance with the terms hereof;

Business Day means any day other than a Saturday or Sunday on which banks are open for business in the country of AgFeed and in the country of the Affiliate;

Currency means the currency in which the Loan is made, being the Euro (€);

Drawdown Date means the date of the advance of the Loan;

Default Interest Rate has the meaning set out in Part I of the Schedule;

Group  means the group of companies consisting of AgFeed and all its direct and indirect subsidiaries from time to time;

Loan means the amount advanced to the Affiliate by AgFeed as specified in Part II of the Schedule;

Interest Margin means the margin charged over and above the base rate (one month’s Euribor) by the finance provider(s) to AgFeed;

Interest Period means each period by reference to which interest is credited or debited to the Account as indicated in Clause 6.2;

Interest Rate has the meaning set out in Part I of the Schedule;

Parties means the parties to this Agreement (and "Party" shall be construed accordingly) as mentioned in Clause 2 of this Agreement;

SAFE means the State Administration of Foreign Exchange or its local counterpart;

Schedule means the Schedule attached to this Agreement;

Termination Date means the date on which this Agreement is terminated pursuant to Clause 11 or Clause 14.1;

Withholding Tax means fees, taxes, charges or deductions of whatever nature imposed by the fiscal authorities in the country of tax residence of the paying Party on any sum payable under this Agreement.

4.	Loan/Purpose

4.1
Subject to the term of this Agreement, AgFeed agrees to make the Loan as set out in the Schedule to the Affiliate for the sole purpose to settlement of accounts, purchase of capital equipment and running of the business, and for other purposes as directed by its board of directors shall at no time serve to finance financial assets, repayment of RMB loan, domestic equity investment or other purposes restricted by SAFE. The Loan will be governed by the terms of this Agreement.

4.2	Subject to the satisfaction of conditions precedent set out in Clause 13, the Loan shall be advanced by AgFeed to the Affiliate in one instalment on such date as may be requested by the Affiliate.

5.	(P)repayment

5.1	The Affiliate will repay the Loan (together with all accrued unpaid interest) on the Termination Date.

5.2
Notwithstanding anything else to the contrary contained in this Agreement, the consent of AgFeed shall be required for any prepayment of Loan hereunder should the Affiliate decide to propose a (partial) prepayment on the basis of sufficient free cash flow derived from Affiliate’s operations.

5.3
In the situation of any prepayment the Affiliate shall pay the Net Present Value of the interest liability calculated for the period of the date of prepayment of any amount and the Termination Date of this Loan agreement.

6.	Interest

6.1
The interest rate applicable to the Loan for each Interest Period shall be the rate as set out in Schedule I, or other rates agreed upon between the Affiliate and AgFeed in writing from time to time, subject to approval by SAFE, and is payable by the Affiliate to AgFeed in arrears on the last day of each Interest Period.  Interest accrues from day to day commencing on the date of the advance of the Loan and is calculated on the basis of the actual number of days elapsed and a 360 day year.

6.2	Each Interest Period for the Loan shall be a period of 3 months. The first Interest Period in relation to the Loan shall commence on the Drawdown Date of the Loan.

6.2	Interest not paid on the Loan at the end of an Interest Period (with the prior agreement of AgFeed) will be added to the Loan and itself bear interest.

7.	Payments

7.1	All payments under this Agreement shall be made to AgFeed's bank account.

7.2
If any payment whether of principal, interest or otherwise falls due on, or the last day of any Interest Period is, a day which is not a Business Day, the date for payment, or such last day of an Interest Period, shall be the next following Business Day or, if such next following Business Day falls in the next following calendar month or after the Termination Date, the immediately preceding Business Day.

7.3
In the event that the Affiliate fails to make a payment under this Agreement on its due date, interest shall be payable on such overdue sum at the Default Interest Rate set out in Part I of the Schedule as from the due date and without notification in writing from AgFeed that such interest has become due.

8.	Withholding Tax

8.1
If and to the extent any applicable double taxation treaty or any provision of law provides for a reduced (or as the case may be zero) rate of Withholding Tax, AgFeed will use all reasonable endeavours to assist the receiving Party to obtain permission at the earliest opportunity to make payment hereunder at such reduced (or as the case may be zero) rate.

8.2
Either Party required to make a deduction or withholding will deliver tax receipts to the other Party within thirty (30) Business Days after Withholding Tax has been paid and will further provide all other available documents and information reasonably necessary or appropriate to permit the other Party to substantiate its claim for credit for foreign tax purposes with respect to the withheld amount.  The Parties agree to submit any such claims to the appropriate revenue authorities expeditiously.

9.	Costs and Expenses

9.1
AgFeed may charge the Affiliate for the provision of the Loan and related services in such a way as to reimburse all of AgFeed’s costs and expenses actually incurred, including a profit of 0.7% interest margin.

10.	Representation and Warranties

A.	Each Party represents and warrants that:

10.1	It is a duly incorporated validly existing corporation under the laws of the place of its incorporation;

10.2
It has the power to enter into this Agreement and to exercise its rights and fulfil its obligations granted hereunder and has taken all necessary actions to authorise the execution, delivery and performance of this Agreement which constitutes its valid and legally binding obligation enforceable in accordance with its terms;

10.3
The execution, delivery and performance of this Agreement does not violate any provision of any applicable existing law or regulation by which it is bound or its statutes or any mortgage, contract or other undertaking to which it is a party or which is binding upon it; and

10.4
All relevant consents, approvals or authorisations of any governmental authority or agency required in connection with the execution, validity or enforceability of this Agreement have been obtained and are valid and subsisting.

B.	Affiliate represents and warrants that:

10.5
In the event AgFeed’s interest in the Affiliate is changed due to any sale of shares in the Affiliate or capital change of the Affiliate, any Amount (to be) made available under this Agreement by AgFeed shall be adjusted to reflect the interest held by AgFeed in the Affiliate and the shareholders indebtedness of the Affiliate. Additionally in such circumstances, the Loan shall be subject to a contribution held by the other co-owner(s) of the Affiliate, on a pro rata basis reflecting the respective interest of such co-owner(s).

10.6
Any amount made available by the co-owner(s) to the Affiliate under a shareholders loan agreement shall solely be accepted by Affiliate if such amount is made available under same/similar conditions and such conditions are not more favourable to the co-owner than the conditions as stated in this Agreement.

11.	Acceleration and Termination

11.1
If any of the following events shall occur in respect of one Party (the "Affected Party"), the other Party may at its discretion by notice to the Affected Party declare such event to be an Acceleration Event:

(i)           failure by the Affected Party to pay principal, interest or any other sum due for payment by the Affected Party under this Agreement within ten (10) Business Days of the due date; or

(ii)          the Affected Party committing any other material breach or omitting to observe in any material respect any other of the obligations accepted or undertakings given by it under this Agreement and such breach or omission continuing for more than ten (10) Business Days after the date of receipt by the Affected Party of written notice requiring such breach or omission to be remedied; or

(iii)         any material debt of the Affected Party:

(A)
being validly declared to be due and repayable prior to the stated date of maturity thereof as a result of any material default on the part of the Affected Party (other than a default arising out of liability being contested in good faith) under the terms of the Agreement or other documents evidencing or constituting such debt and such debt not being repaid or such default not being remedied or such declaration not being otherwise rescinded within ten (10) Business Days after the Affected Party has received notice of such declaration; or

(B)	being not repaid within ten (10) Business Days after the date of the maturity thereof plus any applicable period of grace

PROVIDED THAT for the purposes of this sub-paragraph 11.1(iii), material debt means a borrowing which represents more than ten per cent (10%) of the aggregate amount of the net interest bearing debts of the Affected Party and no failure to pay or repay or other default resulting from circumstances outside the control of the Affected Party shall be taken into account; or

(iv)          a final judgement being made by a court of competent jurisdiction, or an effective resolution being passed for the winding-up of the Affected Party (save for a voluntary winding-up for the purpose of an amalgamation or reconstruction) or the occurrence of any similar event in any appropriate jurisdiction; or

(v)           a receiver being appointed or an encumbrancer taking possession of all or a major part of the undertaking, property or assets of the Affected Party and not being paid out or discharged within forty (40) Business Days (excluding any period during which such appointment or taking possession is being contested in good faith) after such appointment or taking possession or the occurrence of any similar event in any appropriate jurisdiction; or

(vi)          the Affected Party ceasing to be controlled by the Group meaning that the Group will directly or indirectly cease to own more than fifty per cent of the shares carrying rights to vote at a general meeting of shareholders of the Affected Party or ordinary shares carrying a majority of votes at a general meeting of shareholders of the Affected Party.

11.2
The Loan amount shall be fully reimbursed at the third anniversary of the Drawdown Date, without prejudice to the application of Clause 11.1. On that date, the Amount together with any interest accrued thereon less any interest to be deducted from the Amount shall become immediately due and repayable by or to the other Party.

11.3
If an Acceleration Event shall occur, the other Party shall have the right, subject to notification within eight (8) Business Days, to terminate this Agreement with the same result and under the same conditions as a termination pursuant to clause 11.2.

11.4
If the Amount shall become immediately due and payable pursuant to Clause 11.3, the Affected Party will promptly reimburse to the other Party any losses, costs and expenses whatsoever incurred or suffered by the other Party as a consequence of the early termination of this Agreement in application of the said Clause 11.3.

12.	Undertakings

The undertakings in this clause remain in force from the date of this Agreement for so long as the Amount is outstanding under this Loan Agreement.

12.1.	The Affiliate’s payment obligations under this Loan Agreement shall rank pari passu with all business and/or financial creditors of the Affiliate.

12.2.
The Affiliate is in compliance with all applicable laws and regulations and no litigation, arbitration or administrative proceedings, which are likely to have a Material Adverse Effect have been started or threatened against the Affiliate.

12.3.	The Affiliate is in compliance in all material respects with all environmental laws and environmental permits and no environmental claims have been commenced or are threatened against the Affiliate.

12.4.	The Affiliate shall not create or permit to subsist any security over any of its assets other than:
12.4.1	Any security which has been permitted by AgFeed;
12.4.2	Any security arising pursuant to any netting, set-off, cash pooling, cash management or other arrangement entered into in the ordinary course of the Affiliate’s banking arrangements;
12.4.3	Any lien arising by operation of law (including Tax laws) or resulting from judicial proceedings, in the ordinary course of business;
12.4.4	Any security over or affecting any asset acquired by the Affiliate after the date of this Agreement, provided such security is discharged within three months of the acquisition of such assets;
12.4.5	Pledges of goods, the related documents of title or other related documents arising in the ordinary course of trading.

12.5	The Affiliate shall not dispose of any asset other than:
12.5.1	Any disposal which has been authorised by AgFeed;
12.5.2	Sales, transfers or other disposals made in the ordinary course of trading at arms length and on normal commercial terms, or
12.5.3	The payment of dividends.

12.6	The Affiliate shall not merge or acquire any other legal entity, whether an entity being part of the Group, or a third party, without the prior written consent of AgFeed.

12.7	The Affiliate shall maintain insurances in relation to its business and assets in accordance with the insurance policy set out by, or on behalf of, AgFeed.

12.8	Other than in the ordinary course of business, the Affiliate shall not grant any loan or credit or give any guarantee or indemnity to a third party.

13.	Conditions Precedent

The Loan amount shall become available to the Affiliate on receipt by AgFeed of:

13.1	a duly executed copy of this Agreement;

13.2	the foreign debt registration document in respect of the Loan issued by SAFE in accordance with relevant PRC laws, regulations and rules; and

13.3
where the Affiliate is required to obtain any statutory, regulatory or other consents or authorisations for the making or performance of this Agreement, a certificate signed on behalf of the Affiliate confirming that such consents or authorisations have been obtained.

14.	New Circumstances

14.1	Save as otherwise provided in Clause 8 hereof, if:

(A)	there is any change in applicable law, regulation or regulatory requirement or in the interpretation or application thereof; or

(B)
compliance by either Party (the "Relevant Party") with any applicable direction or requirement of any competent authority shall impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liability of, deposit with or for the account of, or loans by, the Relevant Party;

and the result thereof is either to increase the costs to the Relevant Party of making available or maintaining the Amount or any part thereof or to reduce the amount of any payment received or receivable by the Relevant Party under this Agreement then:

(a) the Relevant Party shall notify the other Party as soon as possible of the happening of such event;

(b) the other Party shall pay to the Relevant Party on demand such amount as may be necessary to compensate the Relevant Party (as set out in any explanatory certificate provided by the Relevant Party) for such additional costs or such reduction; and

(c) so long as such additional costs continue or as the case may be so long as the circumstances giving rise to such reduction continue the other Party shall have the right:

(A)
on giving not less that (10) Business Days' notice to the Relevant Party to terminate this Agreement with the result that the Amount together with any interest accrued thereon or less any interest to be deducted therefrom shall become immediately due and repayable; or

(B)
at any time without premium penalty or other charge to reduce the maximum amounts available for deposits and/or borrowings hereunder to any amounts being not more than (whilst any sums are outstanding under the Agreement and not repaid) the Amount.

14.2
In the event that it becomes unlawful in any relevant jurisdiction for either Party (the "Relevant Party") to comply with its obligations or maintain the Loan Amount under this Agreement, this Agreement shall immediately terminate and the Amount (if any), together with all accrued interest thereon and all other such sums then outstanding under this Agreement less any interest to be deducted from the Amount shall become immediately due and repayable upon receipt by the other Party of a notice from the Relevant Party.

15.	Notices

15.1
All notices and other communications in connection with this Agreement shall be given or confirmed in writing or by e-mail, telex or fax by one Party to the other at the address specified in Clause 2 or such other addresses as may from time to time be substituted therefore by written notice by one Party to the other.

15.2
Notices sent by e-mail, telex or fax shall be deemed to be received on the Business Day following the day they are transmitted and if sent by post shall be deemed to be received three (3) Business Days after they are put in the post by airmail, postage prepaid and properly addressed to the addressee.

16.	Assignment

Neither Party may assign its rights or transfer its obligations under this Agreement without the prior written consent of the other party.

17.	Currency Indemnity

The obligation of either Party to make payments in the Currency shall not be discharged or satisfied by tender or recovery pursuant to any judgement expressed in or converted into any other currency except to the extent to which such tender or recovery shall result in the effective receipt by the receiving Party of the full amount of the Currency payable under this Agreement and accordingly the primary obligation of both Parties shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the Currency of the amount (if any) by which such effective receipt shall fall short of the full amount of the Currency payable hereunder and shall not be affected by judgement being obtained for any other sum due under this Agreement.

18.	Governing Law and Jurisdiction

18.1	This Agreement shall be governed by and construed in accordance with the laws of the PRC.

18.2
Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration.  The appointing authority shall be the China International Economic and Trade Arbitration Commission (the “Commission”).  The place of arbitration shall be in Beijing at Commission. There shall be only one arbitrator, and the arbitration shall be conducted in English and Chinese.  The arbitration shall be administered by the Commission in accordance with the procedural rules of the Commission in force at the date of this Agreement.

19.	Government Registration

The Affiliate shall:

(a)	within fifteen (15) days after the Agreement Date, effect foreign debt registration formalities with SAFE in accordance with relevant PRC laws, regulations and rules;

(b)	effect formalities in respect of foreign debt principal and interest repayment in accordance with relevant PRC laws, regulations and rules; and

(c)	use its best endeavour to obtain such additional government or other approvals as may be necessary from time to time in connection with the execution, delivery and performance of this Agreement.

IN WITNESS WHEREOF each of the Parties has caused this Agreement to be signed on its behalf

SIGNED by:  /s/ Li Songyan; Title:  Chairman
for and on behalf of AgFeed Industries, Inc.

SIGNED by:  /s/ Li Songyan; Title:  Authorized Signatory
for and on behalf of Hypor Agfeed Breeding Company INC.

THE SCHEDULE

PART I

Interest

Interest Calculation: on the basis of 360 days per year and the actual number of days.

Interest Rate	:	One month’s Euribor at the date prior to the date interest shall be due plus the Interest Margin charged by Company’s finance provider and a margin of 0.7% for administrative and treasury services

Default Interest Rate	:	3% over the Interest Rate

Basis of debiting of Interest	:	at the end of each calendar month

Early repayment	:	NPV on interest liability

PART II

Loan

Loan	:
Euro amount of € 1,541,984 (in words: One-Million, Five-Hundred Forty-One Thousand, Nine-Hundred Eighty-Four Euro) [Said amount is based on an exchange rate of 1 RMB: 0.0980594€ on November 24. 2009. Final amount to be calculated on the date of signing this Loan agreement]

Term	:	NB (__) year

Maturity	:	the third anniversary of the Drawdown Date

Special condition	:	none